U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

Tsai,                   Huei
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   (Last)               (First)                 (Middle)

53 Worths Mill Road
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                                    (Street)

Princeton,                 NJ                   08540
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   (City)               (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol

Discovery Laboratories, Inc. (Discovery)

DSCO
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4. Statement for Month/Year

April 2000
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |_|   Director                             |_|   10% Owner
   |X|   Officer (give title below)           |_|   Other (specify below)

         Vice President

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7. Individual or Joint/Group Filing (Check Applicable Line)

   |X|  Form filed by one Reporting Person
   |_|  Form filed by more than one Reporting Person

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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                         6.
                                                      4.                                5.               Owner-
                                                      Securities Acquired (A) or        Amount of        ship
                                         3.           Disposed of (D)                   Securities       Form:     7.
                                         Transaction  (Instr. 3, 4 and 5)               Beneficially     Direct    Nature of
                           2.            Code         ----------------------------      Owned at End     (D) or    Indirect
1.                         Transaction   (Instr. 8)                   (A)               of Month         Indirect  Beneficial
Title of Security          Date          ------------     Amount      or     Price      (Instr. 3        (I)       Ownership
(Instr. 3)                 (mm/dd/yy)     Code     V                  (D)               and 4)           (Instr.4) (Instr. 4)
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
Common Stock               04/07/00       M              31,200       A      $0.08205   73,400 (1,2)      D, I     By IRA and
                                                                                                                   Dependents
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

(1) Excludes shares of Common Stock issuable upon exercise of stock options.
(2) Includes 31,200 shares of Discovery Common Stock owned equally by each of the Reporting Person's two children and 11,000 shares owned by the Reporting Person's IRA. The Reporting Person disclaims beneficial ownership of such indirectly owned securities except to the extent of his pecuniary interest therein.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
               2.                                                                                         Deriv-    Form of
               Conver-                         5.                              7.                         ative     Deriv-   11.
               sion                            Number of                       Title and Amount           Secur-    ative    Nature
               of                              Derivative    6.                of Underlying     8.       ities     Secur-   of
               Exer-                  4.       Securities    Date              Securities        Price    Bene-     ity:     In-
               cise          3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
               Price         Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.             of            action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of       Deriv-        Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative     ative         (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security       Secur-        Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)     ity           Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        5)       5)
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
Employee       $0.08205      04/07/00 M               D      02/16/97 02/15/07 Common    31,200  $0.08205 171,344   D
Stock Options                                                                  Stock
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

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


         /s/ Huei Tsai, Ph.D.                                January 10, 2001
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** Signature of Reporting Person                                  Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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